UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2011

INDEPENDENT FILM DEVELOPMENT CORPORATION
(Name of small business issuer specified in its charter)

Nevada	000-53103	56-2676759
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

6399 Wilshire Blvd. Suite 507

                Los Angeles, CA  90048

(Address of principal executive offices)

                 +1-310-295-1711
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement

On March 31, 2011,  Independent Film Development Corporation (“the Company”) signed a common stock purchase agreement (“agreement”) with Crisnic Fund, SA,  (“Crisnic”), whereby the Company has the right, but not the obligation, to sell to Crisnic, up to $2 million worth of common stock, subject to the filing of a registration statement, at 99% of the market price on the first business day following the effective date of the registration statement.

Section 3.02 Unregistered Sales of Equity Securities

On March 31, 2011, the Company issued 250,000 shares of common stock to Crisnic Fund, SA, in conjunction with the common stock purchase agreement; 750,000 shares of common stock each to Jeff Ritchie and Kenneth Eade, in exchange for services rendered in 2010; 200,000 shares to Kenneth Eade in exchange for legal services rendered in 2010; and 100,000 shares to Patrick Peach, in exchange for director’s fees, in 2010.  All sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.  No commissions were paid on the issuances of securities and no underwriters were used.

Section 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 28, 2011, Anthony Gentile was appointed to the board of directors of the Company.  The appointment was made in conjunction with the Company’s agreement with Crisnic Fund, SA to purchase up to $2 million of common stock of the Company.

Mr. Gentile has acted as the president and portfolio manager of Crisnic Fund, SA, a Costa Rican based investment fund, since 2008.  From 2000 through 2007, he served as the founder of IFG Opportunity Fund, LLC, a Georgia based fund providing financing and shareholder loans.  Mr. Gentile has over 28 years of experience in the financial services industry.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1: Common Stock Purchase Agreement dated March 11, 2011 between Crisnic Fund, SA and Independent Film Development Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2011	INDEPENDENT FILM DEVELOPMENT CORPORATION BY: JEFF RITCHIE /s/ Jeff Ritchie Jeff Ritchie, Chief Executive Officer

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